Exhibit 99.1

News Release

ITT EDUCATIONAL SERVICES, INC. REPORTS THE FILING OF ITS

FIRST QUARTER 2015 FORM 10-Q, DILUTED EPS OF $0.44

IN THE FIRST QUARTER AND ADDITIONAL UPDATES

CARMEL, IN, June 12, 2015—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the U.S. Securities and Exchange Commission. The company has now filed all periodic SEC reports required to be filed by it at this time.

The company’s full quarterly financial statements and related disclosures are contained in the company’s first quarter 2015 Form 10-Q, which readers of this press release should review in its entirety. The company also provides select financial data in this press release, as follows:

Financial and Operating Data for the Three Months Ended March 31st, Unless Otherwise Indicated
(Dollars in millions, except per share data)
	2015	2014	Increase/ (Decrease)

Revenue	$230.0	$237.9	(3.3)%
Operating Income	$27.6	$13.0	112.2%
Operating Margin	12.0%	5.5%	650 basis points
Net Income	$10.4	$3.6	188.4%
Earnings Per Share (diluted)	$0.44	$0.15	193.3%
Bad Debt Expense as a Percentage of Revenue	5.3%	7.0%	(170) basis points
Cash and Cash Equivalents as of March 31st	$146.0	$205.0	(28.8)%
Restricted Cash as of March 31st	$6.3	$4.3	47.4%
Collateral Deposits as of March 31st	$97.9	$8.6	1,035.3%
Private Education Loans (current and non-current), Less Allowance for Loan Losses, as of March 31st (A)	$86.1	$83.3	3.3%
Financing Agreement/Credit Agreement (current and long-term) as of March 31st (B)	$94.2	$50.0	88.5%
PEAKS Trust Senior Debt (current and long-term) as of March 31st (C)	$62.2	$189.5	(67.2)%
CUSO Obligation (current and long-term) as of March 31st (D)	$117.2	$115.9	1.1%
Weighted Average Diluted Shares of Common Stock Outstanding	23,819,000	23,844,000

(A)	With respect to the private education loans as of March 31, 2015, the amount included $9.5 million classified as current, and $76.5 million classified as non-current. With respect to the private education loans as of March 31, 2014, the amount included $7.7 million classified as current, and $75.6 million classified as non-current.
(B)	With respect to the company’s Financing Agreement as of March 31, 2015, the amount included $12.1 million classified as current, and $82.2 million classified as non-current. With respect to the company’s Credit Agreement as of March 31, 2014, the full $50.0 million was classified as current.
(C)	With respect to the PEAKS Trust Senior Debt as of March 31, 2015, the amount included $26.5 million classified as current, and $35.6 million classified as non-current. With respect to the PEAKS Trust Senior Debt as of March 31, 2014, the amount included $130.7 million classified as current, and $58.8 million classified as non-current.
(D)	As of March 31, 2015, this amount represented the CUSO secured borrowing obligation recorded on the company’s balance sheet, $21.0 million of which was classified as current and $96.2 million of which was classified as non-current. As of March 31, 2014, this amount represented the contingent liability amount recorded on the company’s balance sheet related to the company’s guarantee obligations under the CUSO risk sharing agreement. Beginning on September 30, 2014, the CUSO was consolidated in the company’s consolidated financial statements, resulting in the elimination of the contingent liability accrual related to the CUSO risk sharing agreement that the company had previously recorded, and resulting in the company instead recording the estimated amount of the CUSO’s obligations to its owners related to their participation interests in the private education loans made under the CUSO program.

The company also reported that, based on the current status of its efforts to complete the 2014 compliance audits of its institutions’ administration of the Title IV programs in which they participate, the company believes that the 2014 compliance audits should be completed prior to the U.S. Department of Education’s June 30, 2015 deadline.

Based on various assumptions, including the historical and projected performance and collection of the PEAKS Trust student loans, the company reported that its current estimated payments under the PEAKS guarantee are approximately:

•	$30.0 million in 2015;

•	$4.2 million in 2016; and

•	$14.8 million in 2020.

Based on various assumptions, including the historical and projected performance and collections of the CUSO student loans, the company reported estimates for the regular payments and discharge payments to the CUSO under the CUSO risk sharing agreement (the “CUSO RSA”) and for the amount of recoveries from charged-off loans that the company expects to be paid to it by the CUSO (or that the company may utilize to offset a portion of the amounts of regular payments or discharge payments owed by the company) of approximately:

Year	Estimated Regular Payments(1)		Estimated Discharge Payments(2)		Estimated Total CUSO RSA Payments		Estimated Recoveries
	(Dollar amounts in thousands)
2015	$3,713	(3)	$9,253	(4)	$12,966	(3)	$(1,396	)(5)
2016	22,392	(6)	0		22,392	(6)	(1,474)
2017	17,615		0		17,615		(1,540)
2018 and later	0		72,251		72,251		(1,575)

	$43,720		$81,504		$125,224		$(5,985)

(1)	Regular payments constitute the company’s obligation under the CUSO RSA to make monthly payments due and unpaid on the CUSO student loans that have been charged off above a certain percentage.
(2)	Discharge payments constitute the payments that the company may elect to make under the CUSO RSA by accelerating the timing of certain guarantee payments under the CUSO RSA that the company would otherwise be required to make at a later date, in order to discharge its guarantee obligations under the CUSO RSA related to certain CUSO student loans that default.
(3)	Includes $2.3 million of Regular Payments made during the three months ended March 31, 2015, which is net of $290,000 of recoveries from charged-off loans owed to the company that it offset against amounts owed by it under the CUSO RSA. This amount assumes that, pursuant to the Sixth Amendment to the CUSO RSA entered into on June 8, 2015, the company elects to defer to 2016 all additional CUSO RSA payments that otherwise would have become due in 2015 after June 8, 2015, which the company estimates will be approximately $6.5 million.
(4)	Includes (a) the Discharge Payment of $2.7 million that the company made on March 19, 2015 pursuant to the terms of the Fifth Amendment to the CUSO RSA, and (b) the Discharge Payment of $6.5 million that the company made on June 10, 2015 pursuant to the terms of the Sixth Amendment to the CUSO RSA.

(5)	Includes $290,000 of recoveries from charged-off loans owed to the company that it offset against amounts owed by it under the CUSO RSA in the three months ended March 31, 2015.
(6)	This amount assumes that, pursuant to the Sixth Amendment to the CUSO RSA, the company elects to defer to 2016 all additional CUSO RSA payments that otherwise would have become due in 2015 after June 8, 2015, which the company estimates will be approximately $6.5 million.

The company reported that it believes that the vast majority of the $72.3 million of estimated payments projected to be paid related to the CUSO RSA after 2017 will be made in 2018. The estimated future payment amounts and timing related to the CUSO RSA assume, among other factors, that the company does not make any Discharge Payments in 2015, 2016 or 2017 (other than the Discharge Payments made in March 2015 pursuant to the terms of the Fifth Amendment to the CUSO RSA and in June 2015 pursuant to the terms of the Sixth Amendment to the CUSO RSA) and does make Discharge Payments to the fullest extent possible in 2018 and later years. If the company does not make the Discharge Payments as assumed in 2018 and later years, the company estimates that it would make approximately $93.8 million of Regular Payments in 2018 through approximately 2026. Of this amount, approximately $18.6 million to $20.0 million would be paid annually in each of 2018 through 2021, and approximately $16.2 million in the aggregate, would be paid in 2022 through 2026.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the company’s late filings with the SEC, including the 2014 Form 10-K and the first quarter 2015 Form 10-Q; the impact of adverse actions by the ED related to the action by the U.S. Securities and Exchange Commission against the company, the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date, and any failure to submit its 2014 audited financial statements and 2014 compliance audits to the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; actions by the New York Stock Exchange to delist the company’s common stock; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; issues related to the restatement of the company’s financial statements for the first three quarters of 2013; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company’s eligibility to participate in, student financial aid programs utilized by the company’s students; business conditions in the postsecondary education industry and in the general economy; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company’s ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company’s failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company’s existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company’s ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nicole Elam, Vice President	www.ittesi.com
(317) 706-9200

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